Exhibit 10.1

FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (hereinafter referred to as the “Amendment”) has been entered into this 18th day of November, 2015, and amends that certain Executive Employment Agreement, dated December 20, 2013 (the “Original Agreement”), by and between Identiv, Inc. (formerly known as Identive Group, Inc.), a Delaware corporation, having its principal executive offices at 2201 Walnut Avenue, Suite 310 Ave., Fremont, CA 94538, (hereinafter referred to as the “Company”) and Brian Nelson (hereinafter referred to as the “Executive”). Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Original Agreement. This Amendment and the Original Agreement are collectively referred to herein as the “Agreement” and taken together shall govern the remainder of the Term ending December 20, 2016.

In consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree to amend the Original Agreement as follows, effective as of the date hereof except where specified otherwise:

1.     The second, third and fourth paragraphs of Section 1 of the Original Agreement are hereby replaced in their entirety with the following:

Effective as of November 18, 2015, the Executive hereby resigns his position as Chief Financial Officer and Corporate Secretary of the Company as well as any and all of his officer and director positions at the Company’s subsidiaries. Thereafter, Executive shall serve as the Company’s Vice President of Business Strategy, shall report to the Chief Executive Officer of the Company and shall perform such responsibilities as are assigned to him by the Chief Executive Officer and reasonably acceptable to Executive, including but not limited to matters related to cost optimization and other strategic initiatives.

2.     Effective as of June 20, 2016 (the “Transition Date”), the first sentence of Section 4(b) of the Original Agreement is hereby replaced in its entirety with the following:

In the event that Executive’s employment is terminated by either Company without Cause or by Executive for any reason during the period from the Transition Date through December 20, 2016: (i) the Company shall be required to pay the Executive’s monthly fixed salary and any bonus payments (prorated for the applicable portion of the fiscal year of termination) through December 20, 2016; (ii) the Company shall reimburse Executive for the premiums charged under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) to continue coverage for himself and his eligible dependents under the Company’s group health plans for the period ending on the earlier of December 20, 2017 and the date Executive obtains new employment offering health insurance coverage; and (iii) Executive’s then outstanding stock options and restricted stock units shall immediately vest with respect to that number of shares that would have vested had Executive’s employment with the Company continued through December 20, 2016. For the avoidance of doubt, upon such a termination at any time following the Transition Date, Section 4(d) and Section 4(f) of the Original Agreement will be null and void.

3.     Except as expressly modified herein, the Original Agreement shall remain in full force and effect, including but not limited to Section 4(i) thereof.

4.     The Agreement contains the entire agreement between the parties hereto with respect to the matters herein and supersedes all prior agreements and understandings, oral or written, between the parties hereto, relating to such matters.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment in two counterparts on the date first above written.

IDENTIV, INC.

By:	/s/ James Ousley James Ousley Chairman of the Board

EXECUTIVE

By:	/s/ Brian Nelson Brian Nelson